Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 29, 2024, except for Notes 1, 2, 3, 4, 5, 10, and 14, as to which the date is May 14, 2024, with respect to the consolidated financial statements of AEON Biopharma, Inc.,incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

San Diego, California

August 14, 2024